Exhibit 10.27
Non-Employee Director Compensation
The Chairman of the Board of Directors receives an annual retainer of $110,000 for his services as Chairman and his attendance at meetings of the Board of Directors and committees of the Board. Each other non-employee director (the “non-employee directors”) receives an annual retainer of $50,000 for his or her services as a director. In addition, the Chairman of the Board of Directors receives an annual grant of restricted stock with a value equal to $75,000, and each other non-employee director receives an annual grant of restricted stock with a value equal to $40,000. Chairmen of the Audit, Compensation and Nominating and Governance Committees receive an annual retainer of $35,000, $15,000 and $10,000, respectively. Non-chair members of the Audit Committee receive an annual retainer of $20,000, and non-chair members of the Compensation and Nominating and Governance Committee receive an annual retainer of $5,000.
From time to time, the Board of Directors of the Company may form ad hoc committees. Each non-employee director who serves on an ad hoc committee receives $1,000 for each meeting of the ad hoc committee that he or she attends, whether in person or via telephone, except that the Chair of any ad hoc committee receives $2,000 for each such meeting that he or she attends.
The Company also reimburses each non-employee director for his or her out-of-pocket expenses incurred in attending Board of Directors’ meetings and committee meetings.